Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

December 23, 2020

Quarterly Distribution Report No. 224

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on December 22, 2020.

This Quarterly Distribution report relates to the payment received by the Trust from EMI Entertainment World Inc. (“EMI”) during the third quarter of 2020 (the “Q3 Distribution Period”), the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q3 Distribution Period (the “Contingent Portion Payment”).

The Trust received $270,790 ($.9751 per Trust Unit) for the Contingent Portion Payment attributable to the Q3 Distribution Period, as compared to $308,282 ($1.1101 per Trust Unit) for the payment attributable to the third quarter of 2019.

After receiving the Contingent Portion Payment, the Trust paid $68,869 to third parties in connection with invoices rendered to the Trust, leaving a balance of $201,921 (.7271) per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on December 22, 2020.

During the twelve month period ended December 31, 2020, the Trust’s aggregate distributions will amount to $789,444 (2.8426) per Trust Unit), as compared to $1,805,090 (6.4999) per Trust Unit) during the twelve month period ended December 31, 2019.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended December 31, 2020 and December 31, 2019 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended December 31, 2020		Per Unit*

Gross royalty income collected by EMI for the period	$835,006

Less: Related royalty expense	290,387
Amount deducted by EMI	240,504
Adjustment for copyright renewals, etc.	33,325

	564,216

Balance as reported by EMI	$270,790

Payments received by Trust	$270,790		$.9751
Royalty audit settlement with EMI

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	68,869		.2480

Balance available for distribution	$201,921		$.7271

Distribution per Unit*		$.7271

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended December 31, 2019		Per Unit*	Twelve Months Ended December 31, 2020		Per Unit	Twelve Months Ended December 31, 2019		Per Unit

$933,051			$3,138,093			$3,285,435

308,858			1,129,097			1,124,364
297,142			930,037			1,019,096
18,769			62,247			82,999

624,769			2,121,381			2,226,459

$308,282			$1,016,712			$1,058,976

$308,282		$1.1101	$1,016,712		$3.6610	$1,058,976		$3.8132
						1,000,000		3.6009
32,617		.1174	227,268		.8184	253,886		.9142

$275,665		$.9927	$789,444		$2.8426	$1,805,090		$6.4999

	$.9927			$2.8426			$6.4999